                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO 240.13D-1(B), (C) and AMENDMENTS THERETO FILED
                              PURSUANT TO 240.13D-2

                               (Amendment No. 1)*


                            HARKEN ENERGY CORPORATION
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   412 552 10
                                 (CUSIP Number)

                                October 28, 1999
                              (Date of Event Which
                       Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 Pages

                                  SCHEDULE 13G

CUSIP No. 412 552 10

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         EnCap Energy Capital Fund III, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                             (a)  [ ]
                                                                        (b)  [X]
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                        5        SOLE VOTING POWER
      NUMBER OF                  786,807(1)
        SHARES
     BENEFICIALLY       6        SHARED VOTING POWER
       OWNED BY                  0
         EACH
      REPORTING         7        SOLE DISPOSITIVE POWER
        PERSON                   786,807(1)
         WITH
                        8        SHARED DISPOSITIVE POWER
                                 0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         786,807

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .51%(2)

12       TYPE OF REPORTING PERSON (See Instructions)
         PN

-----------------
     (1) As exercised through its sole general partner, EnCap Investments, L.L.C. ("EnCap").

     (2) Based on 153,588,248 shares of Common Stock issued and outstanding as of November 4, 1999, as disclosed in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 12, 1999.


                               Page 2 of 10 Pages

                                  SCHEDULE 13G
CUSIP No. 412 552 10

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         EnCap Energy Capital Fund III-B, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                           (a)   [ ]
                                                                      (b)   [X]
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                        5        SOLE VOTING POWER
      NUMBER OF                  2,681,167(1)
        SHARES
     BENEFICIALLY       6        SHARED VOTING POWER
       OWNED BY                  0
         EACH
      REPORTING         7        SOLE DISPOSITIVE POWER
        PERSON                   2,681,167(1)
         WITH
                        8        SHARED DISPOSITIVE POWER
                                 0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,681,167

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                 [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         1.75%(2)

12       TYPE OF REPORTING PERSON (See Instructions)
         PN


-------------------

     (1)  As exercised through its sole general partner, EnCap.

     (2) Based on 153,588,248 shares of Common Stock issued and outstanding as of November 4, 1999, as disclosed in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 12, 1999.


                               Page 3 of 10 Pages

                                  SCHEDULE 13G
CUSIP No. 412 552 10

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         BOCP Energy Partners, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a)   [ ]
                                                                       (b)   [X]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                        5        SOLE VOTING POWER
      NUMBER OF                  0
        SHARES
     BENEFICIALLY       6        SHARED VOTING POWER
       OWNED BY                  1,968,825(1)
         EACH
      REPORTING         7        SOLE DISPOSITIVE POWER
        PERSON                   0
         WITH
                        8        SHARED DISPOSITIVE POWER
                                 1,968,825(1)

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,968,825

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         1.28%(2)

12       TYPE OF REPORTING PERSON (See Instructions)
         PN

--------------------

     (1) Voting and positive power is shared between BOCP (as such term is defined in Item 2) and EnCap by virtue of a management agreement dated August 21, 1997 among EnCap, BOCP and Banc One Capital Partners VIII, Ltd. (the "Management Agreement") whereby EnCap acts as an investment advisor to BOCP.

     (2) Based on 153,588,248 shares of Common Stock issued and outstanding as of November 4, 1999, as disclosed in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 12, 1999.

                               Page 4 of 10 Pages

                                  SCHEDULE 13G
CUSIP No. 412 552 10

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Energy Capital Investment Company PLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                             (a)  [ ]
                                                                        (b)  [X]
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Great Britain

                        5        SOLE VOTING POWER
      NUMBER OF                  0
        SHARES
     BENEFICIALLY       6        SHARED VOTING POWER
       OWNED BY                  608,213(1)
         EACH
      REPORTING         7        SOLE DISPOSITIVE POWER
        PERSON                   0
         WITH
                        8        SHARED DISPOSITIVE POWER
                                 608,213(1)

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         608,213

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .40%(2)

12       TYPE OF REPORTING PERSON (See Instructions)
         PN

----------------------

     (1) Voting and dispositive power is shared between ECIC (as such term is defined in Item 2) and EnCap by virtue of an investment advisory agreement dated February 4, 1994 between ECIC and EnCap (the "Investment Advisory Agreement") whereby EnCap acts as an investment advisor to ECIC.

     (2) Based on 153,588,248 shares of Common Stock issued and outstanding as of November 4, 1999, as disclosed in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 12, 1999.


                               Page 5 of 10 Pages

                                  SCHEDULE 13G
CUSIP No. 412 552 10

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         EnCap Investments L.L.C.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [ ]
                                                                         (b) [ ]
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                        5        SOLE VOTING POWER
      NUMBER OF                  0
        SHARES
     BENEFICIALLY       6        SHARED VOTING POWER
       OWNED BY                  6,045,012(1)
         EACH
      REPORTING         7        SOLE DISPOSITIVE POWER
        PERSON                   0
         WITH
                        8        SHARED DISPOSITIVE POWER
                                 6,045,012(1)

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,045,012(2)

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         3.94%(3)

12       TYPE OF REPORTING PERSON (See Instructions)
         OO

--------------------

     (1) EnCap may be deemed to have voting and dispositive power with respect to the shares of Common Stock owned by EnCap III LP, EnCap III-B LP, BOCP and ECIC (as such terms are defined in Item 2).

     (2) EnCap disclaims any beneficial ownership of the shares owned by EnCap III LP, EnCap III-B LP, BOCP and ECIC (as such terms are defined in Item
     2).

     (3) Based on 153,588,248 shares of Common Stock issued and outstanding as of November 4, 1999, as disclosed in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 12, 1999.

                               Page 6 of 10 Pages

ITEM 1.  No modification.



ITEM 2.  No modification.



ITEM 3.  No modification.



ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 6,045,012

          (b)  Percent of class: 3.94%.

          (c)  Number of shares as to which each person has:

               (i)   sole power to vote or to direct the vote: 3,467,974(1)

               (ii)  shared power to vote or to direct the vote: None.

               (iii) sole power to dispose or to direct the disposition of:
                     2,577,038(1)

               (iv)  shared power to dispose or to direct the disposition of:
                     None.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5
percent of the class of securities, check the following.                     [x]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         NO MODIFICATION.

-----------------

     (1) EnCap III LP has the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, 786,807 shares. EnCap III-B LP has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, 2,681,167 shares. BOCP and EnCap have the shared power to vote or to direct the vote, and the shared power to dispose or to direct the disposition of, 1,968,825 shares by virtue of the Management Agreement. ECIC and EnCap have the shared power to vote or to direct the vote, and the shared power to dispose or to direct the disposition of, 608,213 shares by virtue of the Investment Advisory Agreement.


                               Page 7 of 10 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         No modification.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         No modification.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         No modification.


ITEM 10. CERTIFICATION

     By signing below the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were not acquired and are not held for the purpose of or with the affect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 8 of 10 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 14, 2000

                                       ENCAP ENERGY CAPITAL FUND III, L.P.

                                       By: EnCap Investments L.L.C., General
                                           Partner

                                           By: /s/ Robert L. Zorich
                                               ---------------------------------
                                               Name: Robert L. Zorich
                                                     ---------------------------
                                               Title: Managing Director
                                                      --------------------------

                                       ENCAP ENERGY CAPITAL FUND III-B, L.P.

                                       By: EnCap Investments L.L.C., General
                                           Partner


                                           By: /s/ Robert L. Zorich
                                               ---------------------------------
                                               Name: Robert L. Zorich
                                                     ---------------------------
                                               Title: Managing Director
                                                      --------------------------

                                       ENERGY CAPITAL INVESTMENT COMPANY PLC

                                           By: /s/ Robert L. Zorich
                                               ---------------------------------
                                               Name: Robert L. Zorich
                                                     ---------------------------
                                               Title: Authorized Signatory
                                                      --------------------------

                                       BOCP ENERGY PARTNERS, L.P.

                                       By: EnCap Investments L.L.C., Manager


                                           By: /s/ Robert L. Zorich
                                               ---------------------------------
                                               Name: Robert L. Zorich
                                                     ---------------------------
                                               Title: Managing Director
                                                      --------------------------

                                       ENCAP INVESTMENTS L.L.C.


                                           By: /s/ Robert L. Zorich
                                               ---------------------------------
                                               Name: Robert L. Zorich
                                                     ---------------------------
                                               Title: Managing Director
                                                      --------------------------


                               Page 9 of 10 Pages

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER           DESCRIPTION
-------          -----------
  99A            Letter explaining the relationship between the reporting
                 persons.